Exhibit 3.3

SECOND AMENDED AND RESTATED
LIMITED LIABILITY COMPANY AGREEMENT OF
CENTRO NP LLC

This Second Amended and Restated Limited Liability Company Agreement of Centro NP LLC (formerly Super IntermediateCo LLC) is made and entered into to be effective for all purposes as of the 5th day of June, 2007, by Super LLC, a Maryland limited liability company, as the sole member.  All capitalized terms used herein shall have the meanings set forth in Section 1.8 hereof unless the context clearly indicates otherwise.

R E C I T A L S

The Member caused the Company to be formed as a limited liability company under the laws of the State of Maryland on February 26, 2007, and the Company has been continued as a limited liability company pursuant thereto.

The Member entered into that certain Limited Liability Company Agreement of the Company, dated as of February 27, 2007, and that certain Amended and Restated Limited Liability Company Agreement of the Company dated as of April 2, 2007 (together, the “Existing Agreement”), in accordance with the provisions of the Maryland Act, in order to govern the affairs of the Company and the conduct of its business.

On May 3, 2007, Super IntermediateCo LLC changed its name to Centro NP LLC.  The Member desires to amend and restate the Existing Agreement to reflect the change in name, certain related changes and certain changes in the officers of the Company.  The terms of the Existing Agreement are hereby amended and restated, and this Agreement supersedes the Existing Agreement in its entirety.

W I T N E S S E T H:

For and in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the Member hereby agrees as follows:

ARTICLE I

ORGANIZATION AND PURPOSE

Section 1.1                                      Formation.  The Company was formed on February 26, 2007 as a limited liability company pursuant to the provisions of the Maryland Act.

Section 1.2                                      Name.  The name of the Company is “Centro NP LLC”.  All business and affairs of the Company shall be conducted solely under, and all Company Assets shall be held solely in, such name unless otherwise determined by the Managing Member.

Section 1.3                                      Term.  The term of the Company shall be deemed to have commenced on the acceptance for record of the Articles of Organization by the State Department of Assessments

and Taxation of Maryland and shall continue in perpetuity, unless sooner dissolved upon the occurrence of any of the events specified in Section 5.1 hereof.

Section 1.4                                      Purposes and Scope of Business, Powers.  The business and purposes of the Company shall be to engage in any lawful act or activity for which a limited liability company may be organized under the Maryland Act, including, without limitation, to own and manage real estate properties (including owning securities in entities that own and/or manage real estate properties), it being agreed that the foregoing is an ordinary part of the Company’s business.  The Company shall possess and may exercise all the powers and privileges granted by the Maryland Act or by any other law or by this Agreement, together with any powers incidental thereto, so far as such powers and privileges are necessary or convenient to the conduct, promotion or attainment of the business purposes or activities of the Company.

Section 1.5                                      Documents.   The Managing Member, or anyone designated by the Managing Member, is hereby authorized to execute any necessary amendments and/or restatements of the Articles of Organization in accordance with the Maryland Act and cause the same to be filed with the State Department of Assessments and Taxation.  The Company shall promptly execute and duly file with the proper offices in each state in which the Company may conduct the activities hereinafter authorized, one or more certificates as required by the laws of each such state in order that the Company may lawfully conduct the business, purposes and activities herein authorized in each such state and take any other action or measures necessary in such state or states for the Company to conduct such activities.

Section 1.6                                      Principal Place of Business.  The principal place of business and office of the Company shall be at 420 Lexington Avenue, 7th Floor, New York, NY, 10170, or at such other place or places as may be designated by the Managing Member.  The Managing Member shall be responsible for maintaining at the Company’s principal place of business those books and records required by the Maryland Act to be maintained there.

Section 1.7                                      Resident Agent and Principal Office.  The name of the Company’s resident agent for service of process shall be c/o The Corporation Trust Incorporated, and the address of the Company’s resident agent and the address of the Company’s principal office in the State of Maryland shall be 300 East Lombard Street, Baltimore, Maryland 21202.  The resident agent and the principal office of the Company in the State of Maryland may be changed from time to time by the Managing Member.

Section 1.8                                      Certain Definitions.  As used in this Agreement, the following terms shall have the meanings specified as follows:

“Accountant” shall mean a nationally recognized firm of independent certified public accountants selected by the Managing Member.

“Agreement” shall mean this Second Amended and Restated Limited Liability Company Agreement of Centro NP LLC, as may from time to time be amended, supplemented, restated or amended and restated.

“Articles of Organization” shall mean articles of organization for the Company as described in Section 4A-202 of the Maryland Act, as such articles may from time to time be amended, restated or amended and restated.

“Capital Contribution” shall mean with respect to any Member, the amount of cash and the gross fair market value as determined by the Managing Member of any other property contributed or deemed contributed to the capital of the Company by or on behalf of such Member reduced by the amount of any liability assumed by the Company relating to the property and any liability to which such property is subject.

“Certificate” shall have the meaning set forth in Section 7.8(b).

“Code” shall mean the Internal Revenue Code of 1986, as amended, and as it may be further amended, and any successor to such statute.

“Company” shall mean Centro NP LLC, a Maryland limited liability company.

“Company Assets” shall mean all assets, whether tangible or intangible and whether real, personal or mixed, at any time owned by the Company.

“Existing Agreement” shall have the meaning set forth in the Recitals.

“Indemnified Parties” shall have the meaning set forth in Section 6.1(a).

“Lender” shall have the meaning set forth in Section 7.5.

“Liquidating Member” shall have the meaning set forth in Section 5.1(d).

“Managing Member” shall mean Super and any other Person admitted to the Company as a Managing Member with the consent of the Managing Member or pursuant to Section 7.7 and, in each case, in accordance with the Maryland Act.

“Maryland Act” shall mean the Maryland Limited Liability Company Act,  Section 4A-101 et. seq., as amended and as may be further amended, and any successor to such statute.

“Member” shall mean the Managing Member and any other Person admitted to the Company as a Member with the consent of the Managing Member or pursuant to Section 7.7 and, in each case, in accordance with the Maryland Act.

“Member Financing” shall mean any financing provided to Super or any affiliate of Super which is secured by a pledge by Super of its limited liability company interests in the Company.

“Person” shall mean any individual, partnership, corporation, limited liability company, trust or other legal entity.

“Regulations” shall mean the temporary and permanent Treasury Regulations promulgated under the Code as such Regulations may be amended (including corresponding provisions of succeeding Regulations).

“Super” shall mean Super LLC, a Maryland limited liability company, and its successors.

“UCC” shall have the meaning set forth in Section 7.8(a).

Section 1.9                                      Managing Members; Members. Super is the sole Managing Member and Member of the Company and shall be shown as such on the books and records of the Company.  Subject to Section 7.7, (i) no other Person shall be admitted as a Managing Member or Member of the Company and no additional interest in the Company shall be issued without the approval of the Managing Member and appropriate amendments to this Agreement and (ii) no interests in the Company may be sold, disposed of, pledged, assigned or otherwise transferred without the prior consent of the Managing Member.  Until such time as the Company has more than one Member, Member and Members shall refer to Super.  The name and the address of the Managing Member is as follows:

Name	Address

Super LLC	3rd Floor, Centro The Glen 235 Springvale Road Glen Waverley, Victoria, 3150 Australia

ARTICLE II

OPERATIONS

Section 2.1                                      Management of Company.

(a)                                  The right to manage, control and conduct the business and affairs of the Company and to take any and all actions on behalf of the Company shall be vested completely and exclusively in the Managing Member.  The Managing Member shall have the exclusive authority to act for and on behalf of the Company, and no third party shall ever be required to inquire into the authority of the Managing Member to take such action on behalf of the Company.  In addition to the foregoing, the Managing Member shall have all rights, power and authority necessary, appropriate or required, as determined by the Managing Member and subject to the Maryland Act, to carry out the purposes of the Company.  Other than the Managing Member, no Member shall have any authority to act for or on behalf of the Company or to bind or render it liable for any purpose, unless that Member has been expressly authorized by the Managing Member.

(b)                                 The decisions made by the Managing Member may be implemented through any Person selected by the Managing Member.  The Managing Member is, to the extent of its rights and powers set forth in this Agreement, an agent of the Company for the purpose of the Company’s business, and the actions of the Managing Member taken in accordance with such rights and powers shall bind the Company.  The Managing Member shall exercise its authority as such in its capacity as Managing Member of the Company.

(c)                                  The Managing Member shall take any action permitted, including making any election pursuant to the Regulations under Section 7701 of the Code, so that the Company is not and does not become subject to tax as a corporation or an association subject to tax as a corporation.

(d)                                 The Managing Member and the Company hereby adopt the regulations attached to this Agreement as Schedule I authorizing certain officers to act on behalf of the Company, all as is more particularly described in Schedule I hereto.

Section 2.2                                      Compensation and Reimbursement of Managing Member.  The Managing Member shall not be compensated for its services as the Managing Member of the Company.  The Company shall reimburse the Managing Member on a current basis for its out-of-pocket expenditures made on behalf of the Company upon submission to the Company of reasonably detailed evidence of such expenditures.  All reimbursements for out-of-pocket expenditures shall be reasonable in amount and in the advancement of Company purposes.  Any out-of-pocket expenditure made by the Managing Member and eligible for reimbursement pursuant to this Section 2.2 shall not be treated as a Capital Contribution and any reimbursement of such expenditure shall not be treated as a Company distribution to the Managing Member.

ARTICLE III

FINANCING

Section 3.1                                      Initial Capital Contributions and Interests.  The Managing Member has made an initial Capital Contribution to the capital of the Company in the amount set forth on Schedule II hereto.  On the date hereof the Managing Member owns all of the interests in the Company.

Section 3.2                                      Additional Capital Contributions.  No Member shall be required to contribute any capital to the Company other than its initial Capital Contribution.  The Managing Member may from time to time make additional Capital Contributions to the Company.

Section 3.3                                      Liability of the Members.  Except as otherwise expressly provided in the Maryland Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and no Member shall be obligated personally for any such debt, obligation or liability of the Company solely by reason of being a Member.  Except as otherwise expressly provided in the Maryland Act, the liability of each Member shall be limited to the amount of Capital Contributions, if any, required to be made by such Member in accordance with the provisions of this Agreement, but only when and to the extent the same shall become due pursuant to the provisions of this Agreement.

Section 3.4                                      Treatment of Capital Contributions.  No Member shall be entitled to interest on his, her or its contributions to the capital of the Company nor shall any Member be entitled to demand the return of all or any part of such contributions to the capital of the Company.

Section 3.5                                      Benefits of Agreement.  Nothing in this Agreement, and, without limiting the generality of the foregoing, in this Article III, expressed or implied, is intended or shall be construed to give to any creditor of the Company or to any creditor of any Member or any other person or entity whatsoever, other than the Managing Member and the Company, any legal or equitable right, remedy or claim under or in respect of this Agreement or any covenant, condition or provisions herein contained, and such provisions are and shall be held to be for the sole and exclusive benefit of the Managing Member and the Company.

ARTICLE IV

ACCOUNTING AND DISTRIBUTIONS

Section 4.1                                      Books, Records, Accounting and Reports.

(a)                                  Books and Records.  The Company shall maintain, or cause to be maintained, in a manner customary and consistent with good accounting principles, practices and procedures, a comprehensive system of office records, books, and accounts (which records, books, and accounts shall be and remain the property of the Company) in which shall be entered fully and accurately each and every financial transaction with respect to the ownership and operation of the property of the Company.  Such books and records of account shall be prepared and maintained at the principal place of business of the Company or such other place or places as may from time to time be determined by the Managing Member.  Each Member or its duly authorized representative shall have the right to inspect, examine and copy such books and records of account at the Company’s office during reasonable business hours.  A reasonable charge for copying books and records may be charged by the Company.

(b)                                 For Federal and state income tax purposes, during such time as the Managing Member is the sole Member of the Company, all assets, liabilities and items of income, deduction and credit of the Company shall be treated as assets, liabilities and such items of the Managing Member.

Section 4.2                                      Bank Accounts.  Funds of the Company shall be deposited in a Company account or accounts in the bank or banks as selected by the Managing Member.  Withdrawals from bank accounts shall only be made by the Managing Member or such other parties as may be approved by the Managing Member.

Section 4.3                                      Distributions.  Subject to Section 5.1(d) with respect to distributions upon liquidation, the Managing Member shall distribute funds at such times and in such amounts as it may determine.  In determining the amount of funds to distribute pursuant to this Section 4.3 the Managing Member may consider such factors as the need to allocate funds to any reserves for Company contingencies or any other Company purposes that the Managing Member reasonably deems necessary or appropriate.

ARTICLE V

DISSOLUTION AND TERMINATION

Section 5.1                                      Dissolution and Termination of the Company.

(a)                                  The Company shall be dissolved and its business wound up upon the occurrence of any of the following events:

(i)                                     upon the election of the Managing Member; or

(ii)                                  the entry of a decree of judicial dissolution under Section 4A-903 of the Maryland Act.

No other event, including insolvency, liquidation, dissolution, expulsion or bankruptcy of the Managing Member, shall cause the existence of the Company to terminate.

(b)                                 In the event of the dissolution of the Company, there shall be an orderly liquidation of the Company Assets as described below unless the Managing Member determines that an immediate sale of all or part of the Company Assets would cause undue loss to the Members, in which event (i) the liquidation may be deferred for a reasonable time except as to those assets necessary to satisfy the liabilities of the Company, or (ii) all or part of the Company Assets may be distributed in kind, subject to the provisions of and in the same manner as cash under the applicable provisions of this Section 5.1 and provided that such distribution of Company Assets is made on a pro rata basis to all of the Members.

(c)                                  Upon any dissolution of the Company, the Accountants shall prepare a statement setting forth the assets and liabilities of the Company as of the date of dissolution, and such statement shall be furnished to all Members.

(d)                                 In the event of liquidation of the Company Assets, and subject to the first sentence of Section 5.1(b) above, the Company Assets shall be liquidated as promptly as possible, and the Managing Member shall supervise such liquidation (“Liquidating Member”), which shall be conducted in an orderly and business-like manner so as not to involve undue sacrifice, as the Liquidating Member shall determine in its reasonable discretion.  The proceeds thereof shall be applied and distributed in the following order of priority:

(i)                                     for the payment of the debts and liabilities of the Company (including any debts and liabilities owed to the Members and their related entities) and the expenses of liquidation;

(ii)                                  to the setting up of any reserves which the Liquidating Member reasonably may deem necessary for any contingent or unforeseen liabilities or obligations of the Company arising out of or in connection with the Company.  Said reserves may be paid over by the Liquidating Member to an attorney-at-law, as escrowee, to be held by him for the purpose of disbursing such reserves in payment of any of the aforementioned contingencies and, at the expiration of such period as the Liquidating Member shall deem advisable, to distribute the balance of such reserves to the Members; and

(iii)                               thereafter, to the Members.

(e)                                  No dissolution of the Company shall release or relieve the Members of any obligations under this Agreement.

Section 5.2                                      Provisions Cumulative.  All provisions of this Agreement relating to the dissolution, liquidation and termination of the Company shall be cumulative to the extent not inconsistent with other provisions herein; that is, the exercise or use of one of the provisions hereof shall not preclude the exercise or use of any other provision of this Agreement to the extent not inconsistent therewith.

ARTICLE VI

INDEMNIFICATION

Section 6.1                                      Exculpation and Indemnification.

(a)                                  None of the Managing Member, its affiliates, or their respective directors, officers, shareholders, employees, agents or representatives shall have any liability, responsibility or accountability in damages or otherwise to any Member or the Company for, and the Company agrees to indemnify, pay, protect and hold harmless the Managing Member and its affiliates and representatives (collectively, the “Indemnified Parties”) from and against, any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses and disbursements of any land or nature whatsoever (including, without limitation, all reasonable costs and expenses of attorneys, defense, appeal and settlement of any and all suits, actions or proceedings instituted or threatened against the Indemnified Parties or the Company) and all costs of investigation in connection therewith which may be imposed on, incurred by, or asserted against the Indemnified Parties or the Company in any way relating to or arising out of, or alleged to relate to or arise out of, any action or inaction on the part of the Company, on the part of the Indemnified Parties when acting on behalf of the Company or on the part of any brokers or agents when acting on behalf of the Company; provided, that the Managing Member shall be liable, responsible and accountable for and shall indemnify and hold the Company harmless against, and the Company shall not be liable to the Managing Member for, any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, proceedings, costs, expenses or disbursements or any costs of investigation in connection therewith which result from the Managing Member’s or its affiliates’ fraud, gross negligence or willful misconduct or the payment to or receipt by the Managing Member of benefits in violation of this Agreement; provided, however, the Managing Member’s obligation to indemnify the Company hereunder as provided above shall be satisfied solely from (i) the Managing Member’s interest in the Company, (ii) all distributions due the Managing Member from the Company from the date of assertion of such claim for indemnification, (iii) the net worth of the Managing Member, and (iv) any fidelity bond or insurance maintained by the Managing Member in respect of the foregoing.  In any action, suit or proceeding against the Company or any Indemnified Party relating to or arising, or alleged to relate to or arise, out of any such action or non-action, the Indemnified Parties shall have the right to jointly employ, at the expense of the Company, counsel of the Indemnified Parties’ choice, which counsel shall be reasonably satisfactory to the Company, in such action, suit or proceeding, provided that if retention of joint counsel by the

Indemnified Parties would create a conflict of interest, each group of Indemnified Parties which would not cause such a conflict shall have the night to employ, at the expense of the Company, separate counsel of the Indemnified Party’s choice, which counsel shall be reasonably satisfactory to the Company, in such action, suit or proceeding.  The satisfaction of the obligations of the Company under this Section 6.1(a) shall be from and limited to the assets of the Company and no Member shall have any personal liability on account thereof.

(b)                                 The provision of advances from the Company funds to an Indemnified Party for legal expenses and other costs incurred as a result of any legal action or proceeding is permissible if (i) such suit, action or proceeding relates to or arises out of, or is alleged to relate to or arise out of, any action or inaction on the part of the Indemnified Party in the performance of its duties or provision of its services on behalf of the Company; and (ii) the Indemnified Party undertakes to repay any funds advanced pursuant to this Section 6.1(b) in cases in which such Indemnified Party would not be entitled to indemnification under Section 6.1(a).  If advances are permissible under this Section 6.1(b), the Indemnified Party shall furnish the Company with an undertaking as set forth in clause (ii) of this paragraph and shall thereafter have the right to bill the Company for, or otherwise request the Company to pay, at any time and from time to time after such Indemnified Party shall become obligated to make payment therefor, any and all reasonable amounts for which such Indemnified Party is entitled to indemnification under Section 6.1(a).  The Company shall pay any and all such bills and honor any and all such requests for payment within 60 days after such bill or request is received by the Managing Member and the Company’s rights to repayment of such amounts shall be secured by the Indemnified Party’s interest in the Company.  In the event that a final determination is made that the Company is not so obligated in respect of any amount paid by it to a particular Indemnified Party, such Indemnified Party will refund such amount within 60 days of such final determination, and in the event that a final determination is made that the Company is so obligated in respect to any amount not paid by the Company to a particular Indemnified Party, the Company will pay such amount to such Indemnified Party within 60 days of such final determination, in either case together with interest at the prime rate as announced from time to time by The Chase Manhattan Bank, N.A. plus 1 % per annum from the date paid until repaid or the date it was obligated to be paid until the date actually paid.

ARTICLE VII

MISCELLANEOUS

Section 7.1                                      Binding Effect.  The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective personal representatives, heirs, successors, and permitted assigns,

Section 7.2                                      Modification, Waiver or Termination.  No modification, waiver or termination of this Agreement, or any part hereof, shall be effective unless made in writing and signed by the party or parties sought to be bound thereby.

Section 7.3                                      Applicable Laws.  This Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Maryland without reference to any conflict of law or choice of law principles of such State that might apply the law of another jurisdiction.

Section 7.4                                      Captions; Exhibits.  Article, section and other titles or captions contained in this Agreement are inserted only as a matter of convenience and for reference, and shall not be construed in any way to define, limit, extend or describe the scope of this Agreement or the intention of the provisions thereof.  All exhibits annexed hereto are herewith expressly made a part of this Agreement, as fully as though completely set forth herein.

Section 7.5                                      Limitation on Rights of Others.  No person or entity other than a Member (and, with respect to the provisions of Section 7.7 and Section 7.8, any lender under a Member Financing (a “Lender”)) is, nor is it intended that any such other person or entity be treated as, a direct, indirect, intended or incidental third party beneficiary of this Agreement for any purpose whatsoever, nor shall any other person or entity have any legal or equitable right, remedy or claim under or in respect of this Agreement.

Section 7.6                                      Gender; Number. As used in this Agreement, the masculine, feminine or neuter gender, and the singular or plural number, shall be deemed to be or include the other genders or number, as the case may be, whenever the context so indicates or requires.

Section 7.7                                      Member Financing.

(a)                                  On the date of this Agreement, Super has entered into certain Member Financing arrangements pursuant to which it has pledged its limited liability company interests in the Company for the benefit of certain Lenders.  Notwithstanding anything to the contrary in this Agreement, upon a foreclosure, sale or other transfer of Super’s limited liability company interests in the Company pursuant to any document(s) executed by Super in connection with a Member Financing, the Lender(s) which acquires such limited liability company interests in such foreclosure, sale or other transfer shall, upon the execution of a counterpart to this Agreement, automatically be admitted as, and shall automatically replace Super as, a Member and the Managing Member of the Company, with all of the rights and obligations of a Member hereunder and, at such time, Super shall cease to be a Member or the Managing Member of the Company. The Company acknowledges that any such pledge of the limited liability company interests in the Company made by Super in connection with any Member Financing shall be a pledge not only of profits and losses of the Company, but also a pledge of all rights and obligations of Super.  Following a foreclosure, sale or other transfer of the limited liability company interests of the Company as aforesaid, the successor Member may transfer its interests in the Company, subject to the provisions of this Agreement.  Notwithstanding any provision in the Maryland Act or any other provision contained herein to the contrary, a Member shall be permitted to pledge and, upon any foreclosure of such pledge in connection with the admission of a Lender under a Member Financing (or its nominee)  as a Member, to transfer to such Lender (or its nominee) its rights and powers to manage and control the affairs of the Company pursuant to the terms of the document(s) executed in connection with the Member Financing.

(b)                                 Notwithstanding anything to the contrary contained herein, for so long as any amounts remain outstanding under any Member Financing, the Managing Member shall not issue, or permit the issuance of, any additional limited liability company interests of the

Company without the prior written consent of the applicable Lender(s) (or, if applicable, the administrative agent, on behalf of such Lender(s)) under such Member Financing, other than its initial issuance of limited liability company interests on or prior to the date of this Agreement.

Section 7.8                                      Interests and Certificates.

(a)                                  Each limited liability company interest in the Company shall constitute and shall remain a “security” within the meaning of (i) Section 8-102(a)(15) of the Uniform Commercial Code as in effect from time to time in the States of Maryland and New York and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995.  Notwithstanding any provision of this Agreement to the contrary, to the extent that any provision of this Agreement is inconsistent with any non-waivable provision of Article 8 of the Uniform Commercial Code as in effect in the State of Maryland (the “UCC”), such provision of Article 8 of the UCC shall be controlling.

(b)                                 Upon the issuance of limited liability company interests in the Company to any Person in accordance with the provisions of this Agreement, without any further act, vote or approval of the Managing Member or any other Member, any additional Member, officer or any Person, the Company shall issue one or more non-negotiable certificates in the name of such Person substantially in the form attached as Schedule III hereto (a “Certificate”), which evidences the ownership of the limited liability company interests in the Company of such Person.  Each such Certificate shall be denominated in terms of the percentage of the limited liability company interests in the Company evidenced by such Certificate and shall be signed by an officer on behalf of the Company.

(c)                                  Without any further act, vote or approval of the Managing Member or any other Member, any additional Member, officer or any Person, the Company shall issue a new Certificate in place of any Certificate previously issued if the holder of the limited liability company interests in the Company represented by such Certificate, as reflected on the books and records of the Company:

(i)                                     makes proof by affidavit, in form and substance satisfactory to the Company, that such previously issued Certificate has been lost, stolen or destroyed;

(ii)                                  requests the issuance of a new Certificate before the Company has notice that such previously issued Certificate has been acquired by a purchaser for value in good faith and without notice of an adverse claim;

(iii)                               if requested by the Company, delivers to the Company a bond, in form and substance satisfactory to the Company, with such surety or sureties as the Company may direct, to indemnify the Company against any claim that may be made on account of the alleged loss, destruction or theft of the previously issued Certificate; and

(iv)                              satisfies any other reasonable requirements imposed by the Company.

(d)                                 Upon a Member’s transfer of any or all limited liability company interests in the Company represented by a Certificate, in accordance with the provisions of this Agreement, the transferee of such limited liability company interests in the Company shall deliver such Certificate to the Company for cancellation (executed by such transferee on the reverse side thereof), and the Company shall thereupon issue a new Certificate to such transferee for the percentage of limited liability company interests in the Company being transferred and, if applicable, cause to be issued to such Member a new Certificate for the percentage of limited liability company interests in the Company that were represented by the canceled Certificate and that are not being transferred.

(e)                                  The Company shall maintain books for the purpose of registering the transfer of limited liability company interests.  Notwithstanding any provision of this Agreement to the contrary, a transfer of limited liability company interests requires delivery of an endorsed Certificate and shall be effective upon registration of such transfer in the books of the Company.

[Signature Page Follows]

The undersigned has executed and delivered this Agreement to be effective as of the date first above written.

MANAGING MEMBER:

Super LLC

By:	/s/ Steven Siegel
	Name:	Steven Siegel
	Title:	EVP

SCHEDULE I

REGULATIONS REGARDING APPOINTMENT OF OFFICERS

R E C I T A L:

WHEREAS, the Managing Member desires to appoint officers of the Company to exercise the power and authority with respect to the business and affairs of the Company as described below;

OFFICERS

RESOLVED, that the Company may have, at the discretion of the Managing Member, a Chief Executive Officer, a President, one or more Executive Vice Presidents, one or more Vice Presidents, one or more Assistant Vice Presidents, a Secretary, one or more Assistant Secretaries, a Treasurer, one or more Assistant Treasurers and/or such other officers as may be appointed by the Managing Member.  One person may hold two or more offices.  The officers of the Company shall serve at the discretion of the Managing Member.  Any officer may resign at any time by giving written notice to the Managing Member.  Any such resignation shall take effect at the date of the receipt of such notice or at any later time specified therein, and unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective.

DUTIES

RESOLVED, that the officers of the Company shall have the powers and authority described below:

CHIEF EXECUTIVE OFFICER and PRESIDENT.  Each of the Chief Executive Officer and the President will be co-chief executive officers of the Company and, subject to the supervision of the Managing Member, each, acting without the other, will have general management and control of the business and property of the Company in the ordinary course of its business with all powers with respect to general management and control reasonably incident to such responsibilities, including, but not limited to, the power to employ, discharge or suspend employees and agents, to fix the compensation of employees and agents and to suspend, with or without cause, any officer pending final action by the Managing Member with respect to continued suspension, removal or reinstatement of such officer.

CHIEF FINANCIAL OFFICER.  The Chief Financial Officer shall have general supervision, direction and control of the financial affairs of the Company and shall perform such other duties and exercise such other powers which are or from time to time may be delegated to him or her by the Managing Member, all in accordance with basic policies as established by and subject to the supervision of the Managing Member.  In the absence of a named Treasurer, the Chief Financial Officer shall also have the powers and duties of the Treasurer as hereinafter set forth and shall be authorized and empowered to sign as Treasurer in any case where such officer’s signature is required.

CHIEF ACCOUNTING OFFICER.  The Chief Accounting Officer shall establish and maintain the accounting records of the Company in accordance with generally accepted accounting principles applied on a consistent basis, maintain proper internal control of the assets of the Company and shall have those powers and duties assigned to him by the Managing Member, or delegated by the Chief Executive Officer, President or any Executive Vice President.

EXECUTIVE VICE PRESIDENTS.  Each Executive Vice President, if any, will have those powers and duties assigned to him by the Managing Member, or delegated by the Chief Executive Officer or the President.  The Executive Vice Presidents, in the order designated by the Managing Member or, in the absence of such a designation, as determined by the length of time each has held the office of Executive Vice President, will exercise the powers of the Chief Executive Officer and President during the absence or inability to act of the Chief Executive Officer and President.

VICE PRESIDENTS.  Each Vice President, if any, will have those powers and duties assigned to him by the Managing Member, or delegated by the Chief Executive Officer, President or Executive Vice President.

SECRETARY.  Except as otherwise provided in these regulations, the Secretary must keep the minutes of all meetings of the Members and of any committee thereof, or consents in lieu of such meetings in the Company’s minute books and must cause notice of the meetings to be given when requested by any person authorized to call a meeting.  The Secretary may sign with the Chief Executive Officer or the President, in the name of the Company, all contracts of the Company and affix the Company seal (if any) thereto.  The Secretary may sign with the Chief Executive Officer or the President all Company Stock certificates, and he is in charge of the certificate books, share transfer records, stock ledgers and any other stock books and papers as the Managing Member may direct, all of which must, at all reasonable times, be open to inspection by any Member at the Company’s office during business hours.  The Secretary will, in general, perform such other duties incident to the office of the Secretary, or as assigned by the Managing Member or delegated by the Chief Executive Officer or the President.

ASSISTANT SECRETARIES.  Each assistant secretary, if any, of the Company will have those powers and duties assigned to him by the Managing Member or delegated by the Chief Executive Officer or the President.  The Assistant Secretaries, in the order as designated by the Managing Member or, in the absence of such a designation, as determined by the length of time they have held the office of Assistant Secretary, will exercise the powers of the Secretary during the Secretary’s absence or inability to act.

TREASURER.  The Treasurer will have the care and custody of all of the Company’s funds and must deposit them in such banks or other depositories as the Managing Member or any officer(s), or any officer and agent jointly, duly authorized by the Managing Member, direct or approve.  He must keep a full and accurate account of all monies received and paid on account of the Company and must render a statement of his accounts whenever the Managing Member so requires.  Except as otherwise provided by the Managing Member, he must perform all other necessary acts and duties in connection with the administration of the Company’s financial affairs and generally perform all the duties usually appertaining to the office of the Treasurer.  Whenever required by the Managing Member, he must give bonds for the faithful discharge of his duties in such sums and with such securities as the Managing Member may approve.  In the absence of the Treasurer, the person designated by the Chief Executive Officer or the President will perform his duties.

ASSISTANT TREASURERS.  Each assistant treasurer, if any, of the Company will have those powers and duties assigned to him by the Managing Member, or delegated by the Chief Executive Officer or the President.  The Assistant Treasurers, in the order as designated by the Managing Member or, in the absence of such a designation, as designated by the length of time they have held the office of Assistant Treasurer, will exercise the powers of the Treasurer during the Treasurer’s absence or inability to act.

OTHER OFFICERS.  Such other officers as the Managing Member may choose shall perform such duties and have such powers as from time to time may be assigned to them by the Managing Member.  The Managing Member may delegate to any other officer of the Company the power to choose such other officers and to prescribe their respective duties and powers.

COMPENSATION.  The compensation of the officers of the Company, if any, shall be fixed from time to time by the Managing Member of the Company.

APPOINTMENT OF OFFICERS

RESOLVED, that the individuals listed below be, and they hereby are, elected to the offices set forth opposite their respective names, to serve in such capacities until removal or replacement by the Managing Member or resignation:

NAME	OFFICE
Andrew Scott	Chairman
Glenn Rufrano	Chief Executive Officer and President
Steven Siegel	Executive Vice President and Secretary
Michael Carroll	Executive Vice President
Leonard Brumberg	Executive Vice President
Dean Bernstein	Executive Vice President
Tom Lorenzen	Executive Vice President
John Braddon	Executive Vice President and Chief Financial Officer
Basil Donnelly	Executive Vice President and Assistant Secretary
John Van de Waterbeemd	Executive Vice President
Michael Moss	Executive Vice President
Steven Splain	Senior Vice President and Chief Accounting Officer
Michael Brown	Senior Vice President and Treasurer
Peter Donohue	Senior Vice President and Assistant Secretary
Michael Axelrad	Senior Vice President
Barry Borsky	Senior Vice President
Charlie Carver	Senior Vice President
Bruce Heitzinger	Senior Vice President
Susan Rorison	Senior Vice President
Tim Kolp	Senior Vice President
Barry Rodendstein	Senior Vice President
Mark Worley	Senior Vice President
Carolyn Singh	Senior Vice President
Greg Levine	Senior Vice President
Charles Burkert	Senior Vice President
Steven Kaufman	Senior Vice President
Robert Lieberman	Senior Vice President
Michael Mortimer	Senior Vice President
Bob Steiner	Senior Vice President
Stacy Slater	Senior Vice President
Romano Nenna	Vice President
John Hutchinson	Vice President
Graham Terry	Vice President
Mark Wilson	Vice President
Tony Torney	Vice President

SCHEDULE II

Managing Member	Percentage Interest	Initial Capital Contribution
Super LLC	100.00%	$1,000

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SCHEDULE III

CERTIFICATE FOR
LIMITED LIABILITY COMPANY INTERESTS IN CENTRO NP LLC

THE SECURITY EVIDENCED BY THIS CERTIFICATE HAS NOT BEEN AND WILL NOT BE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES OR BLUE SKY LAWS OF ANY STATE.  THE HOLDER OF THIS CERTIFICATE, BY ITS ACCEPTANCE HEREOF, REPRESENTS THAT IT IS ACQUIRING THIS SECURITY FOR INVESTMENT AND NOT WITH A VIEW TO ANY SALE OR DISTRIBUTION HEREOF.  ANY TRANSFER OF THIS CERTIFICATE OR ANY LIMITED LIABILITY COMPANY INTEREST REPRESENTED HEREBY IS SUBJECT TO THE TERMS AND CONDITIONS OF THE LIMITED LIABILITY COMPANY AGREEMENT (AS DEFINED BELOW).

Certificate Number 001	100% Percentage Interest

Centro NP LLC, a Maryland limited liability company (the “Company”), hereby certifies that Super LLC, a Maryland limited liability company (together with any assignee of this Certificate, the “Holder”), is the registered owner of 100 percent of the limited liability company interests in the Company.  The rights, powers, preferences, restrictions and limitations of the limited liability company interests in the Company are set forth in, and this Certificate and the limited liability company interests in the Company represented hereby are issued and shall in all respects be subject to the terms and provisions of, the Second Amended and Restated Limited Liability Company Agreement of the Company dated as of June 5, 2007, as the same may be further amended or restated from time to time (the “Limited Liability Company Agreement”).  By acceptance of this Certificate, and as a condition to being entitled to any rights and/or benefits with respect to the limited liability company interests evidenced hereby, the Holder is deemed to have agreed to comply with and be bound by all the terms and conditions of the Limited Liability Company Agreement.  The Company will furnish a copy of the Limited Liability Company Agreement to the Holder without charge upon written request to the Company at its principal place of business.  The sale, disposition, pledge, assignment or other transfer of any or all of the limited liability company interests in the Company evidenced by this Certificate (the “Transfer”) is subject to certain restrictions in the Limited Liability Company Agreement and can be effected only after compliance with all of those restrictions and the presentation to the Company of the Certificate, accompanied by an assignment in the form appearing on the reverse side of this Certificate, duly completed and executed by and on behalf of the transferor in such Transfer, and an application for transfer in the form appearing on the reverse side of this Certificate, duly completed and executed by and on behalf of the transferee in such Transfer.

Each limited liability company interest in the Company shall constitute a “security” within the meaning of (i) Section 8-102(a)(15) of the Uniform Commercial Code as in effect from time to time in the States of Maryland and New York and (ii) the Uniform Commercial Code of any other applicable jurisdiction that now or hereafter substantially includes the 1994 revisions to Article 8 thereof as adopted by the American Law Institute and the National Conference of Commissioners on Uniform State Laws and approved by the American Bar Association on February 14, 1995 (and each limited liability company interest in the Company shall be treated as such a “security” for all purposes, including, without limitation perfection of the security interest therein under Article 8 of each applicable Uniform Commercial Code).

This Certificate and the limited liability company interests evidenced hereby shall be governed by and construed in accordance with the laws of the State of Maryland without regard to principles of conflicts of laws.

IN WITNESS WHEREOF, the Company has caused this Certificate to be executed as of the date set forth below.

CENTRO NP LLC

Dated:	By:
Name:
Title:

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(REVERSE SIDE OF CERTIFICATE)

ASSIGNMENT OF INTEREST

FOR VALUE RECEIVED, the undersigned hereby sells, assigns and transfers unto                                                                            (print or typewrite name of transferee),                                            (insert Social Security or other taxpayer identification number of transferee), the following specified percentage of limited liability company interests in the Company:                                (identify the percentage interest being transferred) effective as of the date specified in the Application for Transfer of Interests below, and irrevocably constitutes and appoints                                                        and its authorized officers, as attorney-in-fact, to transfer the same on the books and records of the Company, with full power of substitution in the premises.

Dated:	Signature:
(Transferor)

Address:

APPLICATION FOR TRANSFER OF INTERESTS

The undersigned applicant (the “Applicant”) hereby (a) applies for a transfer of the percentage of limited liability company interests in the Company described above (the “Transfer”) and applies to be admitted to the Company as a Member of the Company, (b) agrees to comply with and be bound by all of the terms and provisions of the Limited Liability Company Agreement, (c) represents that the Transfer complies with the terms and conditions of the Limited Liability Company Agreement, (d) represents that the Transfer does not violate any applicable laws and regulations, and (e) agrees to execute and acknowledge such instruments (including, without limitation, a counterpart of the Limited Liability Company Agreement), in form and substance satisfactory to the Company, as the Company reasonably deems necessary or desirable to effect the Applicant’s admission to the Company as a Member of the Company and to confirm the agreement of the Applicant to be bound by all the terms and provisions of the Limited Liability Company Agreement with respect to the limited liability company interests in the Company described above.  Initially capitalized terms used herein and not otherwise defined herein are used as defined in the Limited Liability Company Agreement.

The Applicant directs that the foregoing Transfer and the Applicant’s admission to the Company as a Member shall be effective as of                                        .

Name of Transferee (Print)

Dated:	Signature:
(Transferee)

Address:

The Company has determined (a) that the Transfer described above is permitted by the Limited Liability Company  Agreement, (b) hereby agrees to effect such Transfer and the admission of the Applicant as a Member of the Company effective as of the date and time directed above, and (c) agrees to record, as promptly as possible, in the books and records of the Company the admission of the Applicant as a Member.

CENTRO NP LLC

By:
Name:
Title

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